Exhibit 10.4

June [●], 2025

Re: Conversion of Certain Outstanding Balances to OneMedNet Corp. Common Stock

Dear [●],

This letter agreement (this “Agreement”) sets forth the terms under which OneMedNet Corporation (the “Company”) offers to settle its debt owed to you through the issuance of and aggregate of [●] shares (“Shares”) of the Company’s common stock, par value $0.0001 per share, determined by dividing the outstanding amounts under the loans owed by the Company to you by the applicable conversion prices per share as set forth in this Agreement.

1.	Omnibus Conversion. You and the Company agree that the outstanding amounts under the loans you have made to the Company, pursuant to the agreements set forth on Exhibit A (the “Specified Agreements”), including any and all fees, accrued and unpaid interest, rights to reimbursement and other amounts owed, due or payable by the Company to you in connection with the Specified Agreements (the “Outstanding Amounts”), shall be converted into Shares at the applicable conversion prices per share as set forth in Exhibit A attached hereto and determined in accordance with the Specified Agreements, as modified, amended or altered by this Agreement (such conversions, the “Conversions”). You acknowledge and agree that the aggregate amount owed, due or payable by the Company to you in connection with the Conversions is $[●] (“Conversion Amount”) and that, upon execution of this Agreement, the Company’s obligations under the Specified Agreements with respect to the Outstanding Amounts shall be deemed fully satisfied, and no further payments shall be due to you in respect of the Outstanding Amounts for any reason of any kind whatsoever.

2.	Share Registration. In connection with your agreement to convert the Outstanding Amounts to Shares and agreeing to the release set forth in this Agreement, the Company agrees to use commercially reasonable efforts to register for resale the Shares issued to you pursuant to the Securities Act of 1933, as amended (the “Act”), by causing the Shares to be included for registration on the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”), Registration No. 333-276130 (the “Company S-1”), before the Company S-1 is declared effective by the SEC. The Company’s agreement set forth in the immediately preceding sentence shall be subject to limitation, restriction or modification to comply with any currently existing registration rights agreement entered into by the Company and any and all standby equity purchase agreements, convertible notes and other financing instruments and facilities issued by or entered into by the Company.

3.	Satisfaction and Discharge. Your execution of this Agreement represents your acceptance of these terms and agreement that the issuance of the Shares to you fully satisfies the Company’s obligations to you with respect to (i) the Outstanding Amounts under the Specified Agreements, including all obligations to pay principal, interest, fees or any other amounts, and (ii) all other obligations under those certain Specified Agreements, including with respect to any event occurring before, on or after the date of this Agreement. Effective as of the date hereof, all Specified Agreements and all rights thereunder are hereby terminated and of no further force and effect, except for any provisions thereof that expressly survive the termination of such Specified Agreements.

4.	Representations and Warranties. You represent and warrant the following:

a.	You are the only party to whom the Outstanding Amounts are owed. The Conversion Amount specified above accurately reflects the outstanding amounts of principal, interest, fees, rights to reimbursement and other obligations (including as to payment) under all loans and extensions of credit made by you to the Company under the Specified Agreements. The Specified Agreements constitute all of the agreements, documentation, instruments and other arrangements between you and the Company with respect to the Outstanding Amounts. Your right, title and interest in the Outstanding Amounts are free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, charges and other encumbrances of any nature other than restrictions on transfer imposed by applicable securities laws.

b.	You acknowledge that the Shares are not registered under the Act or any other applicable securities or “blue-sky” laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” laws. You must hold the Shares indefinitely, unless they are subsequently registered under the Act and applicable state securities laws or you obtain an opinion of counsel, in form and substance satisfactory to the Company, that such registration is not required.

c.	You are acquiring the Shares for your own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Act, in a manner which would require registration under the Act or any state securities laws.

d.	You are an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act.

e.	You have not received any general solicitation or general advertising concerning the Shares.

f.	You have been furnished with, and have had access to, such information as you consider necessary or appropriate for deciding whether to invest in the Shares, including the Company’s annual and quarterly reports on Forms 10-K and 10-Q filed with the SEC, the current draft of the Company S-1 and the other reports and information filed by the Company with the SEC. You have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Shares.

g.	You are aware that your investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. You are able, without impairing your financial condition, to hold the Shares for an indefinite period and to suffer a complete loss of your investment in the Shares.

h.	Neither the Company nor its counsel or its other advisors have provided any consultation or advice to you regarding this Agreement or its consequences, including those related to the amounts outstanding, possible economic outcomes or any tax consequences.

5.	Release and Indemnification.

a.	In consideration of the issuance of the Shares, you, on behalf of yourself and your affiliates, successors, and assigns, hereby fully and forever release, acquit, and discharge the Company, its affiliates, subsidiaries, officers, directors, employees, agents, successors, and assigns from any and all claims, liabilities, causes of action, suits, demands, costs, or expenses, whether known or unknown, arising from or relating to the Specified Agreement or the Outstanding Amounts, including, without limitation, any rights to payment, interest, penalties, reimbursement or other obligations arising therefrom.

b.	You agree to indemnify, defend, and hold harmless the Company, its affiliates, subsidiaries, officers, directors, employees, agents, successors, and assigns from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to (i) any breach of your representations, warranties, or obligations under this Agreement, (ii) any claims asserted by third parties based on your actions or omissions in connection with the Specified Agreements or the conversion of the Outstanding Amounts into Shares and (iii) any claims, damages, or liabilities arising from material misstatements or omissions in a registration statement in which your Shares are included, except to the extent such claims arise from information provided by you for inclusion in the registration.

[Signatures to follow]

The Company trusts the foregoing terms and covenants are acceptable to you. Please acknowledge your acceptance of these settlement terms by signing this Agreement and returning it to the Company.

Sincerely,

Aaron Green, Chief Executive Officer

Acknowledged and agreed to by:

[●]

Dated

EXHIBIT A

Conversion of Loans